Exhibit 99.1

LIFEWAY FOODS STATEMENT REGARDING DANONE’S LATEST ACTIONS, CONTINUING

DANONE’S HISTORY AS A TOXIC BUSINESS PARTNER

MORTON GROVE, Ill., March 4, 2025-- Lifeway Foods, Inc. (NASDAQ: LWAY) ("Lifeway" or the "Company"), a leading U.S. supplier of kefir and fermented probiotic products to support the microbiome, issued the following statement regarding most recent predatory actions by Danone (OTCQX: DANOY):

Danone has continued its hostile behavior in its latest Schedule 13D filed with the Securities and Exchange Commission referencing a lawsuit against Lifeway. This is the latest aggressive action in Danone’s campaign to execute a hostile takeover of Lifeway at a price that substantially undervalues the company. Danone is choosing to exploit its vast corporate power to bully Lifeway’s Board and its shareholders into accepting an undervalued transaction rather than negotiating with the Company in good faith. Lifeway’s Board remains committed to maximizing the value for all shareholders and will not be pressured into a transaction that fails to do that.

The latest action by Danone follows a history of poor partnership since its investment in the Company in 1999. Danone has repeatedly leveraged the 1999 Stockholders’ Agreement, which the Company believes is invalid, to benefit itself at the expense of Lifeway shareholders. Among other things, Danone has refused to grant market-level equity compensation to executives for over 20 years. For much of that period, Danone has been able to compete with Lifeway with impunity, including directly after Danone acquired Wallaby Yogurt as part of its acquisition of White Wave Foods. Danone has also effectively chilled potential value enhancing acquisitions, by virtue of its purported ability to acquire additional shares for $10, which benefits only Danone. No amount of corporate bullying will deter Lifeway from remaining steadfast in safeguarding the interests of our shareholders and other stakeholders.

Lifeway is the category leader for kefir products and the most valuable consumer brand in the space. Lifeway’s full-year unaudited 2024 results represent a record year in terms of top-line revenue, net income and EBITDA. Additionally, for the last week of February 2025, Lifeway achieved another milestone with gross sales of $4,543,297 compared to $3,880,625 during the same period in 2024, representing a 17% increase in sales.

Lifeway intends to file a counterclaim against Danone and will aggressively contest Danone’s claims.

About Lifeway Foods, Inc.
Lifeway Foods, Inc., which has been recognized as one of Forbes' Best Small Companies, is America's leading supplier of the probiotic, fermented beverage known as kefir. In addition to its line of drinkable kefir, the company also produces a variety of cheeses and a ProBugs line for kids. Lifeway's tart and tangy fermented dairy products are now sold across the United States, Mexico, Ireland, South Africa, United Arab Emirates and France. Learn how Lifeway is good for more than just you at lifewayfoods.com.

Forward-Looking Statements
This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, Lifeway's outlook, expected manufacturing efficiencies and fixed cost absorption, expectations regarding future operating and financial performance, future business strategy and objectives and expected shipping to Dubai and the United Arab Emirates. These statements use words, and variations of words, such as "will," "continue," "build," "future," "increase," "drive," "believe," "look," "ahead," "confident," "deliver," "outlook," "expect," and "predict." You are cautioned not to rely on these forward-looking statements. These forward-looking statements are made as of the date of this press release, are based on current expectations of future events and thus are inherently subject to a number of risks and uncertainties, many of which involve factors or circumstances beyond Lifeway's control. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from Lifeway's expectations and projections. These risks, uncertainties, and other factors include: price competition; the decisions of customers or consumers; the actions of competitors; changes in the pricing of commodities; the effects of government regulation; possible delays in the introduction of new products; and customer acceptance of products and services. A further list and description of these risks, uncertainties, and other factors can be found in Lifeway's Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2024. Copies of these filings are available online at https://www.sec.gov, http://lifewaykefir.com/investor-relations/, or on request from Lifeway. Lifeway expressly disclaims any obligation to update any forward-looking statements (including, without limitation, to reflect changed assumptions, the occurrence of anticipated or unanticipated events or new information), except as required by law.